Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is dated as of September 1, 2022 (the “Effective Date”), by and among HQ LTS Corporation, a Delaware corporation (the “Company”), HireQuest, Inc., a Delaware corporation (the “Parent”) and Richard F. Hermanns, an individual (“Executive”).

WHEREAS, the Company is wholly-owned by the Parent; and

WHEREAS, the Executive desires to be employed by the Company on the terms and conditions set forth herein; and

WHEREAS, in connection therewith, the Company, the Parent, and Executive desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

PART ONE – DEFINITIONS

Definitions. For purposes of this Agreement, the following definitions will be in effect:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

“Board” means the Board of Directors of the Parent or the Compensation Committee thereof (or any other committee subsequently granted authority by the Board), subject to Section 14 below.

“Change of Control” means a change in the ownership or control of the Parent effected through any of the following transactions: (i) a merger, consolidation or reorganization approved by the Parent’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Parent’s outstanding voting securities immediately prior to such transaction, (ii) any stockholder-approved sale, transfer or other disposition of all or substantially all of the Parent’s assets, or (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Parent or a person that directly or indirectly controls, is controlled by or is under common control with, the Parent) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Parent’s outstanding securities pursuant to a tender or exchange offer made directly to the Parent’s stockholders. Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation payable pursuant to this Agreement would be subject to the tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the tax under Section 409A of the Code, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under the applicable clauses (i) through (iv) above, and (2) a “change in control event” within the meaning of Treasury Regulation Section § 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations and administrative guidance promulgated thereunder.

“Company” means, unless the context otherwise requires, HQ LTS Corporation, a Delaware corporation.

“Compensation Committee” means the Compensation Committee of the Board.

“Employment Period” means the Term and all subsequent Terms.

“Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (i) a material reduction of Executive’s duties or responsibilities, relative to Executive’s duties or responsibilities as in effect immediately prior to such reduction; (ii) a reduction of more than ten percent (10%) in Executive’s Base Salary as in effect immediately prior to such reduction; (iii) a reduction of more than ten percent (10%) by the Company in the kind or level of employee benefits, including bonuses, for which Executive was eligible (although amounts actually earned will vary) immediately prior to such reduction, with the result that Executive’s overall benefits package is materially reduced; (iv) the relocation of Executive to a facility or a location more than twenty-five (25) miles from his current office in St. Petersburg, Florida; provided, however, that a reduction that is generally applicable to all executives of the Company shall not constitute “Good Reason” under clauses (ii) and (iii) hereof. A termination of employment by Executive shall not be deemed to be for Good Reason unless (A) Executive gives the Company written notice describing the event or events which are the basis for such termination within 60 days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of the Company’s receipt of such notice (the “Correction Period”), and (C) Executive terminates Executive’s employment no later than 30 days following the Correction Period.

“Termination for Cause” shall mean the Company’s termination of Executive’s employment for any of the following reasons: (i) Executive’s commission of any act of fraud, embezzlement or dishonesty, (ii) the arrest or conviction of Executive, or the entry of a plea of nolo contendere by Executive, for a felony; (iii) Executive’s unauthorized use or disclosure of any confidential information or trade secrets of the Company, (iv) the disclosing or using of any material Confidential Information (as hereinafter defined) of Company at any time by Executive, except as required in connection with his duties to Company, (v) Executive’s violation of a published Company policy which stipulates the Executive may be terminated by the Company for cause; or (vi) Executive’s continued failure, in the reasonable good faith determination of the Board (excluding Executive therefrom), to perform the major duties, functions and responsibilities of Executive’s position after written notice from the Company identifying the deficiencies in Executive’s performance and a reasonable cure period of not less than thirty (30) days.

PART TWO - TERMS AND CONDITIONS OF EMPLOYMENT

The following terms and conditions will govern Executive’s employment with the Company throughout the Employment Period and will also, to the extent expressly indicated below, remain in effect following Executive’s cessation of employment with the Company.

1.    Employment and Duties. During the Employment Period, Executive will serve as the President and Chief Executive Officer of HireQuest, Inc. and of HQ LTS Corporation and will report to the Board. Executive will have such duties and responsibilities as are commensurate with such position and such other duties and responsibilities commensurate with such position (including with the Parent’s subsidiaries) as are from time to time assigned to Executive by the Board (or a committee thereof). During the Employment Period, Executive will devote his full business time, energy and skill to the performance of his duties and responsibilities hereunder, provided the foregoing will not prevent Executive from (a) serving as a non-executive director on the board of directors of non-profit organizations and other companies, (b) participating in charitable, civic, educational, professional, community or industry affairs, (c) managing his and his family’s personal investments, including, without limitation, serving as President and Chief Executive Officer of Hermanns Real Estate Ventures, LLC and Hermanns Family Industries, Inc. and in an advisory capacity related to current or potential investments, (d) serving in his current roles with Bass Underwriters, or (e) such other activities approved by the Board from time to time; provided, that such activities individually or in the aggregate do not interfere or conflict with Executive’s duties and responsibilities hereunder, violate applicable law, or create a potential business or fiduciary conflict.

2.    Service as Director. Executive shall continue to serve on Parent’s Board of Directors. For as long as Executive shall continue to serve as President and Chief Executive Officer, he shall stand for re-election to such position at each annual meeting of the Parent’s stockholders. Executive’s failure to be re-elected to the Board, in and of itself, shall not constitute a termination of this Agreement (and shall not constitute a Termination for Cause or a resignation by Executive for Good Reason, each as defined in this Agreement), nor shall it entitle Executive to any severance benefits. Pursuant to the Parent’s policies, for the duration of this Agreement, Executive will fulfill his duties as a director without additional compensation. This Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Parent or the stockholders to remove the Executive from the Board at any time in accordance with the provisions of applicable law.

3.    Term. The term of this Agreement shall run for a period from the Effective Date through August 31, 2025 (such period, the “Term”), and may be terminated earlier as contemplated by Section 8.A. Termination of this Agreement due to its non-renewal shall not constitute a Termination for Cause or a resignation by Executive for Good Reason.

4.    Compensation; Additional Incentives.

A.    Base Salary. Executive’s base salary (the “Base Salary”) will be paid at the rate of $33,333.33 monthly ($400,000.00 annualized) during the Term. Executive’s Base Salary may be increased by the Compensation Committee and/or Board in their sole discretion, but shall not be decreased without Executive’s consent. Executive’s Base Salary will be paid at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees. The Executive will be eligible to participate in any non-qualified retirement plan set up by the Company with an employee match at least equivalent to that provided by the Company to any Company employees entitled to participate in any Company 401(k) plan.

B.    Bonus Opportunities.

(i)    Discretionary Bonus. With respect to each fiscal year beginning with the fiscal year ending December 31, 2022, the Compensation Committee shall have sole discretion to award a discretionary bonus to the Executive.

(ii)    Pre-Tax Income Bonus. Beginning with the fiscal year ending December 31, 2022, and for each fiscal year thereafter during the Term, the Compensation Committee shall award and the Company shall pay to Executive an amount equal to annual pre-tax income of the Parent and all of its subsidiaries on a combined system-wide basis in the fiscal year multiplied by 0.5% (one-half of one percent) adjusted by the Compensation Committee in good faith to account for extraordinary items (e.g., non-recurring extraordinary items). The Compensation Committee or the Board have full and absolute discretion to amend the calculation if it leads to a result that is unreasonable when compared to the overall performance of the Company.

(iii)    Sales Increase Bonus. Beginning with the fiscal year ending December 31, 2022, and for each fiscal year thereafter during the Term, the Compensation Committee shall award and the Company shall pay to Executive an amount equal to eight times (8x) the percentage year-over-year increase in System-Wide Sales multiplied by the Executive’s then-existing annualized base salary. System-Wide Sales shall mean the sum of all sales generated by all franchisees of any subsidiary of Parent on a combined basis. By way of example, an nine percent (9%) year-over-year increase in System-Wide Sales would result in a sales increase bonus equal to (8 x 9%) or 72% of Executive’s then-existing base salary, or $270,000.00 ($375,000.00 x 72%) assuming an annual base salary of $375,000.00. Qualifying Sales will have to have a similar margin profile to those historical of HireQuest. To be clear the Compensation Committee or the Board has full and absolute discretion to amend the calculation if it leads to a result that is unreasonable when compared to the overall performance of the Company.

(iv)    Pro-Rata Payment. In the event Executive is no longer employed by the Company at the time any Bonus in this Section 4.B accrues, Executive shall be paid such bonus pro rata based on the number of days he was employed by the Company.

(v)    Short-Term Deferral. Any bonus payable pursuant to Sections 4.B.(i), 4.B.(ii), or 4.B.(iii), shall be paid to the Executive within a reasonable time, but in no event later than 60 calendar days, after the last day of the applicable fiscal year to which the bonus relates.

C.    The Company may deduct and withhold, from the compensation payable and benefits provided to Executive hereunder, any and all applicable federal, state, local and other taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

D.    To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

5.    Equity Compensation.

A.    Upon execution of this Agreement, Executive shall be granted and issued 50,000 restricted shares of Parent common stock pursuant to the 2019 HireQuest, Inc. Equity Incentive Plan, or any successor plan, subject to the terms and conditions of the plan, which shall vest and become unrestricted according to the following schedule: 50% on the second anniversary of the Effective Date, and 6.25% per fiscal quarter for each of the first eight fiscal quarters occurring thereafter provided, however, that this vesting schedule is subject to vesting upon termination of Executive’s employment as set forth in Section 7.

6.    Expense Reimbursement; Fringe Benefits; Paid Time Off (PTO).

A.    Executive will be entitled to reimbursement from the Company for customary, ordinary, and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive’s entitlement to such reimbursements shall be conditioned upon Executive’s provision to the Company of vouchers, receipts and other substantiation of such expenses in accordance with Company policies.

B.    Company will pay for dues and fees required for any professional licenses maintained by Executive, membership in professional or industry associations, continuing education requirements associated with any professional license and conferences and seminars commonly attended by executives in similar companies.

C.    During the Employment Period, Executive will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives of the Company and for which Executive qualifies under the terms of such plan or plans.

D.    Executive shall be entitled to paid vacation pursuant to the Company’s policies in the same amount as is available to other employees of the Company with equivalent tenure giving credit to Executive for years of employment by Hire Quest Financial, LLC, Hire Quest, LLC, and their affiliated entities.

7.    Executive Covenants.

A.    Covenants. During the 30 days following the termination of the Employment Period, Executive will take all actions the Parent or Company may reasonably request to maintain the Parent’s or Company’s business, goodwill, and business relationships and to assist with transition matters, all at Company expense. In addition, upon the receipt of notice from the Parent or Company (including outside counsel), during the Employment Period and thereafter, Executive will respond and provide information with regard to matters in which he has knowledge as a result of his employment with the Company, and will provide assistance to the Parent or Company and its representatives in the defense or prosecution of any claims that may be made by or against the Parent or Company, to the extent that such claims may relate to the period of Executive’s employment with the Company, all at Company expense. During the Employment Period and thereafter, Executive shall promptly inform the Parent and Company if he becomes aware of any lawsuits involving such claims that may be filed or threatened against the Parent or Company. During the Employment Period and thereafter, Executive shall also promptly inform the Parent and Company (to the extent he is legally permitted to do so) if he is asked to assist in any investigation of the Parent or Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Parent or Company with respect to such investigation, and will not do so unless legally required. The Company will pay Executive at a rate of $350.00 per hour, plus reasonable expenses, in connection with any actions requested by the Parent or Company under this paragraph following any termination of Executive’s employment, with such amounts being paid to Executive at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees. Executive’s obligations under this paragraph shall be subject to the Parent’s and Company’s reasonable cooperation in scheduling in light of Executive’s other obligations. Executive will seek and obtain Board approval prior to committing Company, Parent, or any of their Affiliates to any material transaction involving any party which is an Affiliate or related party (as that term is defined by the SEC and relevant securities laws) of Executive.

B.    Survival of Provisions. The obligations contained in this Section 7 will survive the termination of Executive’s employment with the Company and will be fully enforceable thereafter.

8.    Termination of Employment.

A.    General. Subject to Sections 8.D and 8F, Executive’s employment with the Company is “at-will” and may be terminated at any time by either Executive or the Company for any reason (or no reason) in accordance with this Agreement, which will also result in the Term ending, by the party seeking to terminate Executive’s employment providing 60-days written notice of such termination to the other party. The 60-day notice shall not be required in the final 60 days of the Term. If the Company intends to renew Executive’s agreement, the Company shall employ reasonable best efforts to engage the Executive in negotiations 90 days prior the final day of the Term.

B.    Death and Permanent Disability. Upon the death or permanent disability of the Executive during the Term, the employment relationship created pursuant to this Agreement will immediately terminate, the Term will end, and amounts will only be payable under this Agreement as specified in this Section 8.B. Should Executive’s employment with the Company terminate by reason of Executive’s death or permanent disability during the Employment Period, Executive, or Executive’s estate, shall be entitled to receive:

(i)         the unpaid Base Salary earned by Executive pursuant to Section 4.A for services rendered through the date of Executive’s death or permanent disability, as applicable, payable in accordance with the Company’s normal payroll practices for terminated salaried employees plus all of Executive’s accrued paid time off or vacation;

(ii)         an amount equal to the Base Salary the Executive would have earned in the 60 day period following Executive’s death or permanent disability, assuming said death or disability had not occurred;

(iii)         reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6, payable in accordance with the Company’s normal reimbursement practices;

(iv)         the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, at Executive’s cost, to the extent required and available by law and subject to the Company continuing to maintain a group health plan;

(v)         any accrued but unpaid Bonus pursuant to Section 4.B, payable at such time as provided in Section 4.B;

(vi)         the limited death, disability, and/or income continuation benefits provided under Section 6.C, if any, will be payable in accordance with the terms of the plans pursuant to which such limited death or disability benefits are provided.

Compensation and benefits provided pursuant to Section 8.B.(i) through 8.B.(v) are collectively referred to as the “Accrued Obligations.”

If Executive’s death occurs before payment of any earned Bonus set forth in section 4.B.(i) – 4.B.(iii) of this Agreement, the applicable payments will be made to the Executive’s estate. For purposes of this Agreement, Executive will be deemed “permanently disabled” if Executive is so characterized pursuant to the terms of the Company’s disability policies or programs applicable to Executive from time to time, or if no such policy is applicable, if the Compensation Committee determines, in its reasonable discretion, that Executive is unable to perform the essential functions of Executive’s duties for physical or mental reasons for ninety (90) days in any twelve-month period.

C.    Termination for Cause; Resignation without Good Reason. The Company may at any time during the Employment Period, upon written notice summarizing with reasonable specificity the basis for the Termination for Cause, terminate Executive’s employment hereunder for any act qualifying as a Termination for Cause. Such termination will be effective immediately upon such notice. Upon any Termination for Cause (or Executive’s resignation other than for Good Reason), Executive shall be solely entitled to receive:

(i)         the unpaid Base Salary and Bonuses earned by Executive pursuant to Section 4 for services rendered through the date of termination, payable in accordance with the Company’s normal payroll practices for terminated salaried employees plus all of Executive’s accrued paid time off or vacation;

(ii)         reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6, payable in accordance with the Company’s normal reimbursement practices; and

(iii)         the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, at Executive’s cost, to the extent required and available by law and subject to the Company continuing to maintain a group health plan.

D.    Involuntary Termination Without Cause by the Company; Resignation by Executive for Good Reason. The Company shall be entitled to terminate Executive with 60-days’ notice, other than a Termination for Cause, and Executive shall be entitled to resign with or without Good Reason, in each case at any time. The 60-day notice shall not be required in the final 60 days of the Term. If the Company intends to renew Executive’s agreement, the Company shall employ reasonable best efforts to engage the Executive in negotiations 90 days prior the final day of the Term.If Executive (1) is terminated by the Company other than in circumstances constituting a Termination for Cause, or (2) resigns for Good Reason, then Executive shall be solely entitled to receive:

(i)         The Accrued Obligations through the date of termination, payable in a lump sum within 15 days;

(ii)         An amount equal to Executive’s base salary for an eighteen (18) month period;

(iv)         Pro-rated payment of all Bonuses in Section 4.B;

(v)         All restrictions on any restricted stock or restricted stock unit awards made to the Executive by the Company, the Parent or its affiliates shall lapse such that Executive is fully and immediately vested in such awards upon such termination of employment; any stock options or stock appreciation rights granted to Executive pursuant to the Company’s, the Parent’s or its affiliate’s equity-based incentive plan(s) shall become fully and immediately vested upon such termination of employment; and any performance shares, performance units or similar performance-based equity awards granted to Executive pursuant to the Company’s, the Parent’s or its affiliate’s equity-based incentive plan(s) shall be deemed earned on a pro-rated basis according to the portion of the performance period that has elapsed through the date of the termination of employment as if all performance requirements had been satisfied at the target level (or such higher level as would have been achieved if performance through the date of the termination of employment had continued through the end of the performance period). All such grants are awarded to and subject to the Equity Compensation Plan applicable to the grant as adopted by the Board and amended from time to time.

(vi)         For purposes of clarity, a termination of Executive’s employment due to Executive’s death or to Executive’s permanent disability shall not be considered either a termination by the Company without cause or a resignation by Executive for Good Reason, and such termination shall not entitle Executive (or his heirs or representatives) to any compensation or benefits pursuant to this Section 8.D.

E.    Termination by Non-Renewal. In the event the company fails to renew Executive’s employment before the expiration of this Agreement (“Non-Renewal”), Executive shall be entitled to receive:

(i)         The Accrued Obligations through the date of termination, payable in a lump sum within 15 days.

(iii)         Pro-rated payment of all Bonuses in Section 4.B.(iii) and 4.B.(iv).

(iv)         All restrictions on any restricted stock or restricted stock unit awards made to the Executive by the Company, the Parent or its affiliates shall lapse such that Executive is fully and immediately vested in such awards upon such termination of employment; any stock options or stock appreciation rights granted to Executive pursuant to the Company’s, the Parent’s or its affiliate’s equity-based incentive plan(s) shall become fully and immediately vested upon such termination of employment; and any performance shares, performance units or similar performance-based equity awards granted to Executive pursuant to the Company’s, the Parent’s or its affiliate’s equity-based incentive plan(s) shall be deemed earned on a pro-rated basis according to the portion of the performance period that has elapsed through the date of the termination of employment as if all performance requirements had been satisfied at the target level (or such higher level as would have been achieved if performance through the date of the termination of employment had continued through the end of the performance period). All such grants are awarded to and subject to the Equity Compensation Plan applicable to the grant as adopted by the Board and amended from time to time.

F.         Compensation following a Change of Control.

(i) Notwithstanding any other provision of this Agreement, if a Change of Control occurs prior to the end of the Term, this Agreement shall be extended automatically for a one-year renewal period beginning on the date of the Change of Control (a “Post-Change of Control Renewal Period”). Following a Change of Control, the Executive’s annual base salary shall not be decreased and, during the Post-Change of Control Renewal Period, the Executive’s base salary shall be increased on an annual basis by an amount at least equal to the average base salary increase, expressed as a percentage, provided to executives of the Company or the Parent of comparable status and position to the Executive. On and after a Change of Control, the Executive shall be included: (a) to the extent eligible thereunder (which eligibility shall not be conditioned on Executive’s salary grade or on any other requirement which excludes persons of comparable status to Executive unless such exclusion was in effect for such plan or an equivalent plan immediately prior to the Change of Control), in any and all plans providing benefits for the Company’s or the Parent’s salaried Executives in general (including but not limited to group life insurance, hospitalization, medical, dental, and long-term disability plans) and (b) in plans provided to executives of the Company or the Parent of comparable status and position to Executive (including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus, cash bonus and similar or comparable plans); provided that in no event shall the aggregate level of benefits under the plans described in clause (a) and the plans described in clause (b), respectively, in which Executive is included be less than the aggregate level of benefits under plans of the Company or the Parent of the type referred to in such clause, respectively, in which Executive was participating immediately prior to the Change of Control.

(ii) If Executive’s employment is terminated during the Post-Change of Control Renewal Period, the Company shall pay the Executive a one-time, lump-sum severance payment equal to one hundred fifty percent (150%) of the Executive’s Base Salary in effect at the time of such termination (“Change of Control Severance Payment”). The Change of Control Severance Payment shall be paid to the Executive in cash equivalent on the date that is sixty (60) days after the date of termination of the Executive’s employment; provided that, to the extent required to comply with Section 409A of the Code, all or a portion of the Change of Control Severance Payment shall be delayed until the first day of the seventh (7th) month following the month in which the termination of the Executive’s employment occurs, without interest thereon.

(iii) In addition, should the Company terminate Executive’s employment during the Post-Change of Control Renewal Period, all restrictions on any restricted stock or restricted stock unit awards made to the Executive by the Company, the Parent or its affiliates shall lapse such that Executive is fully and immediately vested in such awards upon such termination of employment; any stock options or stock appreciation rights granted to Executive pursuant to the Company’s, the Parent’s or its affiliate’s equity-based incentive plan(s) shall become fully and immediately vested upon such termination of employment; and any performance shares, performance units or similar performance-based equity awards granted to Executive pursuant to the Company’s, the Parent’s or its affiliate’s equity-based incentive plan(s) shall be deemed earned on a pro-rated basis according to the portion of the performance period that has elapsed through the date of the termination of employment as if all performance requirements had been satisfied at the target level (or such higher level as would have been achieved if performance through the date of the termination of employment had continued through the end of the performance period).

G.         Resignations from Other Positions. Upon any termination of Executive’s employment, and as a condition to Executive receiving any benefits under 8.C, 8.D, 8.E, or 8.F(ii) and (iii) (the “Severance Benefits”) under this Agreement, if so requested by a majority of the Board, Executive will immediately resign (1) as a director of the Parent and any of its subsidiaries, (2) from all officer or other positions of the Parent and Company, and (3) from all fiduciary positions (including as trustee) Executive then holds with respect to any employee benefit plans or trusts established, maintained or sponsored by the Parent, the Company, or by any of their Affiliates. Failure by Executive to resign immediately from all positions described in the immediately preceding sentence shall result in automatic forfeiture of any and all rights to the Severance Benefits.

H.         Options Upon Termination. Except as otherwise provided in Section 8, upon termination of Executive’s employment for any reason and subject to the terms of the Company’s Stock Plan, as it may be amended from time to time, including by reason of Executive’s death or permanent disability, any portion of any options held by the Executive that are not then vested will immediately be forfeited and expire for no consideration and the remainder of such options will remain exercisable pursuant to the terms of the Company’s Stock Plan (with the understanding that any options that are intended to be “incentive stock options” under the Code shall thereupon be disqualified from such treatment); provided, that any portion of the options held by Executive immediately prior to Executive’s death, to the extent then exercisable, will remain exercisable pursuant to the terms of the Company’s following Executive’s death; and provided, further, that in no event shall any portion of the options be exercisable after the Final Exercise Date.

I.         Release. Notwithstanding anything contained herein, Executive’s right to receive (or retain) the Severance Benefits other than the Accrued Obligations through the date of termination, is conditioned on and subject to Executive’s execution within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following the termination date and non-revocation within seven (7) days thereafter of a general release of claims and potential claims against Parent and all of its subsidiaries, and their respective officers, directors, shareholders, insurers, employees, and agents in a form provided by the Company.

9.    Section 409A of the Code.

A.    General. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A of the Code and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A of the Code.

B.    Separation from Service. References in this Agreement to “termination” of Executive’s employment, “resignation” by Executive from employment and similar terms shall, with respect to such events that will result in payments of compensation or benefits, mean for such purposes a “separation from service” as defined under Section 409A of the Code.

C.    Specified Executive. In the event any one or more amounts payable under this Agreement constitute a “deferral of compensation” and become payable on account of the “separation from service” (as determined pursuant to Section 409A of the Code) of Executive and if as such date Executive is a “specified employee” (as determined pursuant to Section 409A of the Code), such amounts shall not be paid to Executive before the earlier of (i) the first day of the seventh calendar month beginning after the date of Executive’s “separation from service” or (ii) the date of Executive’s death following such “separation from service.” Where there is more than one such amount, each shall be considered a separate payment and all such amounts that would otherwise be payable prior to the date specified in the preceding sentence shall be accumulated (without interest) and paid together on the date specified in the preceding sentence.

D.    Separate Payments. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.

E.    Reimbursements. Any reimbursement to which Executive is entitled pursuant to this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit; and (iv) the right to reimbursement of expenses incurred kind shall terminate one year after the end of the Employment Period.

10.    Section 280G of the Code. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Parent or Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Executive by the Parent or Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject Executive to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 10 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax, then the amounts payable to Executive under this Agreement (or any other agreement by and between Executive, the Parent, and/or the Company or pursuant to any incentive arrangement or plan offered by the Parent or Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Executive receives reduced payments and benefits as a result of application of this Section 10, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Parent, the Company and/or Executive or any incentive arrangement or plan offered by the Parent or Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code and that are due at the latest future date.

11.    No Guarantee of Tax Consequences. The Board, the Compensation Committee, the Parent, the Company and their Affiliates, officers and employees make no commitment or guarantee to Executive that any federal, state, local or other tax treatment will apply or be available to Executive or any other person eligible for compensation or benefits under this Agreement and assume no liability whatsoever for the tax consequences to Executive or to any other person eligible for compensation or benefits under this Agreement.

12.    Controlling Law, Jurisdiction and Venue. This Agreement and all questions related to its validity, interpretation, performance, and enforcement shall be governed by the laws of the state of South Carolina, notwithstanding any conflict-of-interest provisions to the contrary. Executive agrees that any and all claims arising out of or relating to this Agreement or Executive’s employment by the Company shall be resolved by binding arbitration. Arbitration shall occur in Charleston, South Carolina. Arbitration shall proceed pursuant to the rules of the American Arbitration Association except where this agreement conflicts with those rules. In case of conflict, the terms of this agreement shall govern. A mutually agreeable neutral arbitrator shall be selected by the parties from a list provided by the local office of the American Arbitration Association in the Charleston, South Carolina region. The arbitration proceedings and opinion shall be confidential. The arbitration hearing shall occur within 120 days of the date it is filed. Notwithstanding anything in the rules of the American Arbitration Association, the parties shall be allowed to engage in discovery according to the following rules: each party shall serve all interrogatories and requests for documents within 30 days of filing the arbitration. Each party shall be limited to 20 interrogatories and 10 document requests. Discovery shall be fully responded to within 30 days of receipt. The parties may each take 3 depositions including the deposition of an opposing party. No other discovery shall be allowed except upon written motion to the arbitrator. The arbitrator shall issue a written opinion including findings of fact and conclusions of law within thirty days of the conclusion of the arbitration hearing. The arbitrator may award any relief, legal or equitable, to either party available under law or which may be awarded by a court of competent jurisdiction where the arbitration takes place provided, however that the arbitrator shall not be empowered to award punitive or consequential damages. The parties hereby expressly waive their right to recover punitive and consequential damages in such a proceeding. The parties shall have the rights to appeal or seek confirmation or modification of such a decision that are set forth in the Federal Arbitration Act. This arbitration agreement and any arbitration shall be governed by the Federal Arbitration Act to the exclusion of state law inconsistent therewith. The parties shall share equally the administrative fees and arbitrator’s fees and expenses unless a contrary provision of law governs. All other costs and expenses associated with the arbitration, including, without limitation, each party’s respective attorney’s fees, shall be borne by the party incurring the expense.

13.    Noncompetition, non-disclosure requirements. During the Restricted Period (defined below), the Executive shall not, directly or indirectly (whether by himself or through an affiliate, in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other person) own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business within the United States engaged in or competitive with (X) the businesses conducted by the Company, the Parent, or their affiliates (including without limitation providing workers compensation insurance to any franchisee of the Company, the Parent, or an affiliated); provided, that a Principal’s ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate this Section; provided further, that, for the sake of clarity, Hire Quest Financial, LLC (“HQF”) shall not be restricted from making loans to any current or future franchisee of the Company, the Parent, or any of their affiliates, or engaging in activities related thereto, but, with respect to franchisees not affiliated with the Executive, solely to the extent HQF has first offered to the Company and Parent a right of first refusal to make any such loan. For purposes of this Agreement, the Restricted Period shall be defined as the period of such Executive’s employment with the Company, the Parent, or any of its affiliates and ending on the later of (x) one year following such Executive’s termination with the Company, the Parent, or its affiliates and (y) the second anniversary of the Effective Date.

14.    Entire Agreement; Severability. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The provisions of this Agreement shall be deemed severable and, if any provision is found to be illegal, invalid or unenforceable for any reason, (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof.

15.    Amendment; Committee Authority. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto. All determinations and other actions required or permitted hereunder to be made by or on behalf of the Parent, the Company, or the Board may be made by either the Board (excluding Executive therefrom) or the Compensation Committee (or any other committee subsequently granted authority by the Board); provided that the actions of the Compensation Committee (or any other committee subsequently granted authority by the Board) shall be subject to the authority then vested in such committee by the Board, it being understood and agreed that as of the date of this Agreement the Compensation Committee has full authority, concurrent with the Board, to administer this Agreement; and provided, further, that a decision or action by the Compensation Committee (or any other committee subsequently granted authority by the Board) hereunder shall be subject to review or modification by the Board if the Board so chooses.

16.    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

17.    No Violation. Executive represents and warrants that the execution and delivery of this Agreement and the performance of Executive’s services contemplated hereby will not violate or result in a breach by Executive of, or constitute a default under, or conflict with: (i) any provision or restriction of any employment, consulting, or other similar agreement; (ii) any agreement by Executive with any third party not to compete with, solicit from, or otherwise disparage such third party; (iii) any provision or restriction of any agreement, contract, or instrument to which Executive is a party or by which Executive is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which Executive is subject or by which Executive is bound.

18.    Assignment. Notwithstanding anything else herein, this Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by Executive. The Company or Parent may assign this Agreement to an affiliate or to any acquirer of all or substantially all of the business and/or assets of the Company or the Parent, in which case the term “Company” or “Parent,” as the case may be, will mean such affiliate or acquirer. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

19.    Counterparts, Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. To the maximum extent permitted by applicable law, this Agreement may be executed via facsimile.

20.    Notices. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company or the Parent at 111 Springhall Drive, Goose Creek, SC 29445, Attn: Chairman of the Compensation Committee and General Counsel, and to Executive at the most recent address reflected in the Company’s employment records.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

PARENT:

HIREQUEST, INC., a Delaware corporation

By: __/s/ John D. McAnnar__________________________

Name: John D. McAnnar

Title: Chief Legal Officer

COMPANY:

HQ LTS CORPORATION, a Delaware corporation

By: __/s/ John D. McAnnar__________________________

Name: John D. McAnnar

Title: Chief Legal Officer

EXECUTIVE:

RICHARD F. HERMANNS, an individual

By: __/s/ Richard Hermanns__________________________

Richard F. Hermanns, an individual

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